UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 4, 2013

DineEquity, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-15283	95-3038279
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

450 North Brand Boulevard, Glendale, California	91203-2306
(Address of principal executive offices)	(Zip Code)

(818) 240-6055

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry Into a Material Definitive Agreement.

On February 4, 2013, DineEquity, Inc. (the “Corporation”), a Delaware corporation, entered into Amendment No. 2 (the “Amendment”) to the Credit Agreement among the Corporation, as Borrower, each lender from time to time party thereto, Barclays Bank PLC, as Administrative Agent, and the other agents named therein.

Pursuant to the Amendment, the interest rate margin for term loans was reduced from 2.00% to 1.75% for Base Rate Loans and from 3.00% to 2.75% for Eurodollar Rate Loans.  The interest rate margin for revolving loans was reduced from 3.50% to 1.75% for Base Rate Loans and from 4.50% to 2.75% for Eurodollar Rate Loans.  The interest rate floors used to determine the Base Rate and Eurodollar Rate reference rates for term loans were reduced from 2.25% to 2.00% for Base Rate denominated term loans and from 1.25% to 1.00% for Eurodollar based term loans.  The interest rate floors for revolving loans were eliminated.  The commitment fee for the unused portion of the revolving credit facility was reduced from 0.75% to 0.50% and, if the consolidated leverage ratio is reduced below 4.75x, from 0.50% to 0.375%.

The Amendment revised the definition of excess cash flow to eliminate the deduction for any extraordinary receipts or disposition proceeds.  In addition, the Amendment establishes the following consolidated leverage ratio thresholds for excess cash flow prepayments:  50% if the consolidated leverage ratio is 5.75x or greater; 25% if the consolidated leverage ratio is less than 5.75x and greater than or equal to 5.25x; and 0% if the consolidated leverage ratio is less than 5.25x.  Consolidated leverage ratio is defined in the Corporation’s Credit Agreement.  Pursuant to the Amendment, the Corporation’s mandatory repayment of 1% per year is now based on the outstanding principal balance of $472 million as of December 31, 2012, as compared to the previous outstanding balance of $742 million.  Finally, the Amendment revised the definition of “Permitted Amount” so that it is measured on a quarterly basis for purposes of computing allowable restricted payments by the Corporation.  All other material provisions, including maturity and covenants under the Credit Agreement, remain unchanged.

The foregoing description of the Amendment does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the full and complete terms of the Amendment that is attached hereto as Exhibit 10.1 to this Report and which is incorporated into this Item 1.01 by reference.

On February 5, 2013, the Corporation issued a press release announcing the above-referenced re-pricing of its senior secured term loan facility and the increase in its senior secured revolving credit facility.  A copy of this press release is attached to this Report as Exhibit 99.1.

Item 9.01.             Financial Statements and Exhibits.

(d)                     Exhibits.

Exhibit Number	Description
10.1

Amendment No. 2 dated February 4, 2013 to the Credit Agreement among the Corporation, as Borrower, each lender from time to time party thereto, Barclays Bank, PLC, as Administrative Agent, and the other agents named therein.

99.1	Press Release regarding the completion of the re-pricing of the senior secured credit facility issued by the Corporation on February 5, 2013.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 5, 2013	DINEEQUITY, INC.

	By:	/s/ Thomas W. Emrey
Thomas W. Emrey Chief Financial Officer (Principal Financial Officer)

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